EXHIBIT 10.2

                             FIRST AMENDMENT TO THE
                                eDIETS.COM, INC.
                                STOCK OPTION PLAN

         The eDiets.com, Inc. Stock Option Plan shall be amended, effective August 9, 2000, as follows:

         The first paragraph of Article II shall be deleted, and the following is included in its place:

         "The aggregate number of shares as to which Options may be granted from time to time shall be 2,730,000 Shares (subject to adjustment for stock splits, stock dividends, and other adjustments described in Article VII hereof). Subject to provisions of the immediately preceding paragraph, the maximum number of shares as to which Options may be granted in any calendar year to any one Key Employee shall not exceed 1,000,000 (subject to adjustment for stock splits, stock dividends and other adjustments described in Article VII hereof)."